UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 20, 2011

Senesco Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31326	84-1368850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

721 Route 202/206, Suite 130, Bridgewater, NJ	08807
(Address of Principal Executive Offices)	(Zip Code)

(908) 864-4444
(Registrant's telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 20, 2011, Senesco Technologies, Inc. (the “Company”) received a notice from the NYSE Amex LLC (the “NYSE Amex”) providing notification that the Company does not meet one of the NYSE Amex’s continued listing standards as set forth in Part 10 of the NYSE Amex Company Guide (the “Company Guide”), and therefore, the Company has become subject to the procedures and requirements of Section 1009 of the Company Guide.  Specifically, the Company is not in compliance with Section 1003(a) (iii) of the Company Guide since it reported stockholders’ equity of less than $6,000,000 at June 30, 2011 and has incurred losses from continuing operations and/or net losses in its five most recent fiscal years ended June 30, 2011.

To maintain an NYSE Amex listing, the Company must submit a plan of compliance by November 21, 2011 advising the NYSE Amex of action it has taken, or will take, to regain compliance with Section 1003(a)(iii) of the Company Guide by July 20, 2012 (the “Plan Period”). We are taking steps to prepare and submit such a plan (the “Plan”) to the NYSE Amex on or before November 21, 2011.

The Corporate Compliance Department management of the NYSE Amex will evaluate the Company’s Plan and determine whether it reasonably demonstrates the Company’s ability to regain compliance with Section 1003(a)(iii) of the Company Guide by July 20, 2012. If the NYSE Amex accepts the Company’s Plan, the Company may be able to continue its listing during the Plan Period; provided that the Company demonstrates progress consistent with its Plan and complies with other applicable NYSE Amex listing qualifications. If the Company fails to submit a satisfactory Plan or fails to demonstrate progress consistent with the Plan accepted by the NYSE Amex, the NYSE Amex may initiate delisting proceedings. During the Plan Period, the Company will be subject to periodic review to determine whether the Company is making progress consistent with the Plan.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated October 26, 2011, relating to the receipt of the NYSE Amex notification of failure to satisfy continued listing standards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENESCO TECHNOLOGIES, INC.

Dated: October 26, 2011	By:	/s/ Leslie J. Browne, Ph.D.
Name: Leslie J. Browne, Ph.D.
Title: President and Chief Executive Officer